                                       --------------------------------------
FORM 3                                   OMB APPROVAL
                                       --------------------------------------
                                         OMB Number:               3235-0104
                                         Expires:           January 31, 2005
                                         Estimated average
                                         burden
                                         hours per response..............0.5
                                       --------------------------------------


               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    FILED PURSUANT TO SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934,
       SECTION 17(a) OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 OR
              SECTION 30(f) OF THE INVESTMENT COMPANY ACT OF 1940


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1. Name and Address of Reporting Person*

   Laxey Partners Limited*
-----------------------------------------------------------
   (Last)               (First)              (Middle)

   Stanley House, 7-9 Market Hill
-----------------------------------------------------------
                        (Street)


   Douglas            Isle of Man                IM1 2BF
-----------------------------------------------------------
   (City)                (State)              (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)

                  8/30/2002
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3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


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4. Issuer Name and Ticker or Trading Symbol

   The R.O.C. Taiwan Fund (ROC)
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5. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ ] Director
   [X] 10% Owner
   [ ] Officer (give title below)
   [ ] Other (specify below)


   ---------------------------------------------

   ---------------------------------------------

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6. If Amendment, Date of Original (Month/Day/Year)



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7. Individual or Joint/Group Filing
   (Check Applicable Line)

   [ ] Form filed by One Reporting Person
   [X] Form filed by More than One Reporting Person

-------------------------------------------------------------------------------

                             TABLE I--Non-Derivative Securities Beneficially Owned
--------------------------------------------------------------------------------------------------------------------
 1. Title of Security   2. Amount of Securities   3. Ownership         4. Nature of Indirect Beneficial Ownership
    (Instr. 4)             Beneficially Owned        Form: Direct         (Instr. 5)
                           (Instr. 4)                (D) or Indirect
                                                     (I) (Instr. 5)
--------------------------------------------------------------------------------------------------------------------

Common Stock                    975,840            D (1)
--------------------------------------------------------------------------------------------------------------------

Common Stock                     10,000            D (2)
--------------------------------------------------------------------------------------------------------------------

Common Stock                    974,000            D (3)
--------------------------------------------------------------------------------------------------------------------

Common Stock                    700,000            D (4)
--------------------------------------------------------------------------------------------------------------------

Common Stock                    376,160            D (5)
--------------------------------------------------------------------------------------------------------------------

Common Stock                    974,000            I                   (6)
--------------------------------------------------------------------------------------------------------------------

Common Stock                  4,010,000            I                   (7)
--------------------------------------------------------------------------------------------------------------------

Common Stock                  4,010,000            I                   (8)
--------------------------------------------------------------------------------------------------------------------

Common Stock                  4,010,000            I                   (9)
--------------------------------------------------------------------------------------------------------------------

       TABLE II--Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
----------------------------------------------------------------------------------------------------------------------------------
  1. Title of Derivative   2. Date Exer-         3. Title and Amount of Securities   4. Conver-      5. Owner-     6. Nature of
     Security (Instr. 4)      cisable and           Underlying Derivative Security      sion or         ship          Indirect
                              Expiration            (Instr. 4)                          Exercise        Form of       Beneficial
                              Date              -----------------------------------     Price of        Deriv-        Ownership
                              (Month/Day/Year)                                          Deriv-          ative         (Instr. 5)
                          ---------------------                           Amount        ative           Securities:
                                                                          or            Security        Direct
                           Date       Expira-            Title            Number                        (D) or
                           Exer-      tion                                of                            Indirect
                           cisable    Date                                Shares                        (I)
                                                                                                        (Instr. 5)
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

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


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:

(*) This statement is being filed jointly by (i) Laxey Partners Limited, an Isle of Man company ("Laxey"), (ii) The Value Catalyst Fund Limited, a Cayman Islands company ("Catalyst"), (iii) Laxey Investors Limited, a British Virgin Islands company ("LIL"), (iv) LP Value Limited, a British Virgin Islands company ("LPV"), (v) Laxey Universal Value, LP, a Delaware limited partnership ("LUV"),
(vi) Laxey Investors L.P., a Delaware limited partnership ("LLP"), (vii) Colin Kingsnorth, a British citizen ("Kingsnorth") and (viii) Andrew Pegge, a British citizen ("Pegge"). Laxey together with Catalyst, LIL, LPV, LUV, LLP, Kingsnorth and Pegge may be deemed to constitute a "group" for purposes of Section 13(d) promulgated under the Exchange Act.

(1) These shares are owned directly by Catalyst and indirectly by Laxey, Pegge and Kingsnorth. No other member of the "group" has a pecuniary interest in such shares under current Exchange Act rules and regulations.

(2) These shares are owned directly by LIL and indirectly by Laxey, Pegge and Kingsnorth. No other member of the "group" has a pecuniary interest in such shares under current Exchange Act rules and regulations.

(3) These shares are owned directly by LPV and indirectly by Laxey, Pegge and Kingsnorth. No other member of the "group" has a pecuniary interest in such shares under current Exchange Act rules and regulations.

(4) These shares are owned directly by LUV and indirectly by Laxey, Pegge and Kingsnorth. No other member of the "group" has a pecuniary interest in such shares under current Exchange Act rules and regulations.

(5) These shares are owned directly by LLP and indirectly by Laxey, Pegge and Kingsnorth. No other member of the "group" has a pecuniary interest in such shares under current Exchange Act rules and regulations.

(6) These shares are owned indirectly by Laxey as the investment manager of a discretionary account held on behalf of an unaffiliated third party, Pegge and Kingsnorth. No other member of the "group" has a pecuniary interest in such shares under current Exchange Act rules and regulations.

(7) These shares are owned indirectly by Laxey, as the investment manager for each of Catalyst and LIL, subject to the overall control of the directors of each of these entities.

(8) These shares are owned indirectly by Kingsnorth pursuant to Kingsnorth's ownership interest of one half of the outstanding equity of Laxey.

(9) These shares are owned indirectly by Pegge pursuant to Pegge's ownership interest of one half of the outstanding equity of Laxey.


                   /s/ Andrew Pegge                    11/09/02
       -------------------------------------    ---------------------------
         ** Signature of Reporting Person                Date

              Andrew Pegge, Director

     * If the form is filed by more than one reporting person, see Instruction 5(b)(v).

     ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

     Note: File three copies of this Form, one of which must be manually signed.
           If space is insufficient, See Instruction 6 for procedure.

                             JOINT FILER INFORMATION



Name:                                The Value Catalyst Fund Limited

Address:                             P.O. Box 309
                                     Ugland House
                                     South Church Street
                                     Georgetown, Grand Cayman
                                     Cayman Islands, British West Indies


Designated Filer:                    Laxey Partners Limited

Issuer and Ticker Symbol:            R.O.C. Taiwan Fund (ROC)

Date of Event Requiring Statement:   August 30, 2002



Signature:                           By:   /s/ James McCarthy
                                        -------------------------------
                                        James McCarthy
                                        Chairman

                             JOINT FILER INFORMATION



Name:                                Laxey Investors Limited

Address:                             Akara Building
                                     24 DeCastro Street
                                     Wickhams Cay I
                                     Road Town, Tortola
                                     British Virgin Islands

Designated Filer:                    Laxey Partners Limited

Issuer and Ticker Symbol:            R.O.C. Taiwan Fund (ROC)

Date of Event Requiring Statement:   August 30, 2002



Signature:                           By:  /s/ Andrew Pegge
                                        -------------------------------
                                        Andrew Pegge
                                        Director

                             JOINT FILER INFORMATION

Name:                                Laxey Universal Value, LP

Address:                             c/o BoE International Fund Services Limited
                                     Samuel Harris House
                                     St. George's Street
                                     Douglas
                                     Isle of Man IM99 1EZ
                                     British Isles

Designated Filer:                    Laxey Partners Limited

Issuer and Ticker Symbol:            R.O.C. Taiwan Fund (ROC)

Date of Event Requiring Statement:   August 30, 2002



Signature:                           Laxey Universal Value, LP

                                     By:  Laxey Partners GP(2) Limited, General
                                     Partner



                                     By:   /s/ Andrew Pegge
                                        -------------------------------
                                        Andrew Pegge
                                        Its Director

                             JOINT FILER INFORMATION

Name:                                LP Value Limited

Address:                             Craigmuir Chambers
                                     P.O. Box 71
                                     Road Town
                                     Tortola
                                     British Virgin Islands

Designated Filer:                    Laxey Partners Limited

Issuer and Ticker Symbol:            R.O.C. Taiwan Fund (ROC)

Date of Event Requiring Statement:   August 30, 2002



Signature:                           By:  /s/ Andrew Pegge
                                        -------------------------------
                                        Andrew Pegge
                                        Director

                             JOINT FILER INFORMATION

Name:                                Laxey Investors L.P.

Address:                             c/o BoE International Fund Services Limited
                                     Samuel Harris House
                                     St. George's Street
                                     Douglas
                                     Isle of Man IM99 1EZ
                                     British Isles

Designated Filer:                    Laxey Partners Limited

Issuer and Ticker Symbol:            R.O.C. Taiwan Fund (ROC)

Date of Event Requiring Statement:   August 30, 2002



Signature:                           Laxey Investors L.P.

                                     By:  Laxey Partners (GP) Limited, General
                                     Partner


                                     By:  /s/ Andrew Pegge
                                        -------------------------------
                                        Andrew Pegge
                                        Its Director

                             JOINT FILER INFORMATION



Name:                                Colin Kingsnorth

Address:                             Stanley House
                                     7-9 Market Hill
                                     Douglas
                                     Isle of Man IM1 2BF

Designated Filer:                    Laxey Partners Limited

Issuer and Ticker Symbol:            R.O.C. Taiwan Fund (ROC)

Date of Event Requiring Statement:   August 30, 2002



Signature:                           By:  /s/ Colin Kingsnorth
                                        -------------------------------
                                        Colin Kingsnorth

                             JOINT FILER INFORMATION

Name:                                Andrew Pegge

Address:                             Stanley House
                                     7-9 Market Hill
                                     Douglas
                                     Isle of Man IM1 2BF

Designated Filer:                    Laxey Partners Limited

Issuer and Ticker Symbol:            R.O.C. Taiwan Fund (ROC)

Date of Event Requiring Statement:   August 30, 2002



Signature:                           By:  /s/ Andrew Pegge
                                        -------------------------------
                                        Andrew Pegge